Exhibit 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is entered into October 14, 2022, by and between TREES Corporation (f/k/a General Cannabis Corp.), a corporation organized under the laws of Colorado, (“Parent”), Trees Colorado LLC, a limited liability company organized under the laws of Colorado that is a disregarded entity for federal income tax purposes since it is wholly-owned by Standard Cann, Inc. (a wholly-owned subsidiary of Parent) (“Acquirer”), or the assigns of Parent and Acquirer, STATION 2, LLC, a limited liability company organized under the laws of Colorado (STATION 2, LLC, with its subsidiaries, affiliates and assigns, “Acquired Corporation”), and Timothy Brown, an individual residing in Colorado (“Member”). Parent, Acquirer, Acquired Corporation (each together with their respective subsidiaries, affiliates and assigns) and Member are sometimes referred to individually as a “Party” and collectively as the “Parties.”

SECTION I

DEFINITIONS AND CONSTRUCTION

1.1.Capitalized terms have the meanings set forth below unless defined elsewhere in this Agreement.

“Action” means action, arbitration, grievance, audit, hearing, investigation, litigation, suit or other proceeding.

“Acquired Corporation” shall have the meaning set forth in the Preamble of this Agreement.

“Acquired Corporation’s Financial Statements” shall have the meaning set forth in Section 2.13.

“Acquirer” shall have the meaning as set forth in the Preamble of this Agreement.

“Affiliate” means any Person that directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with the Person specified.

“Affiliated Acquisitions” shall have the meaning as set forth in Recital H of the Agreement.

“Agreement” shall have the meaning set forth in the Preamble of this Agreement.

“Applicable Local Licensing Authority” means the local Government Agency with regulatory authority over each License of the Acquired Corporation.

“Application Fees” means all fees paid to Governmental Authorities associated with the Change of Ownership applications.

“Assets” means substantially all of the assets of each Acquired Corporation, including without limitation, the Licenses; all stores/dispensaries; leasehold interests and real property interests; inventory, furniture, fixtures, business personal property of any kind, nature, character, or description, operated, owned, or leased by Acquired Corporation at the Leased Premises, and any and all intellectual property owned by Acquired Corporation, as more fully described on Exhibit B.

“Board” shall have the meaning as set forth in Section 4.11(a).

“Business” shall have the meaning as set forth in Recital B of the Agreement.

“Business Day” means a day other than Saturday, Sunday, or any day on which banks located in the State of Colorado are authorized or obligated to close.

“Capital Stock” shall have the meaning as set forth in Section 3.8.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any rules or regulations promulgated thereunder.

“Change of Ownership” means the transfer of ownership of the Licenses from Acquired Corporation to Acquirer.

“Charter Documents” means with respect to any Person, the articles or certificate of incorporation, formation or organization and by-laws, the limited partnership agreement, the partnership agreement or the limited liability company agreement, or such other organizational documents of the Person, including those that are required to be registered or kept in the place of incorporation, organization or formation of the Person and which establish the legal personality of the Person.

“Claim” means any demand, claim, action, investigation, or Proceeding.

“Claiming Party” shall have the meaning as set forth in Section 8.3(a).

“Closing” and “Closing Date” shall have the meanings respectively as set forth in Exhibit A of the Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any legally binding written contract, lease, license, evidence of indebtedness, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement or other written and legally binding arrangement.

“Control” means the power, direct or indirect, to direct or cause the direction of the management and policies of a Person whether through ownership of voting securities or ownership interests, by Contract or otherwise, and specifically with respect to a corporation, partnership or limited liability company, means direct or indirect ownership of at least 50% of the voting securities in the corporation or of the voting interest in a partnership or limited liability company.

“Corporation” shall have the meaning as set forth in the Preamble of this Agreement.

“Dispute Notice” shall have the meaning as set forth in Section 8.1(c)(i).

“Dispute Period” shall have the meaning as set forth in Section 8.1(c)(i).

“Disqualified Designee” shall have the meaning as set forth in Section 4.11(c).

“Disqualification Event” shall have the meaning as set forth in Section 4.11(c).

“Environmental Laws” means judgments, decrees, orders, laws, statutes, license rules or regulations of any governmental authority related to health, safety, or the environment, or pertaining to environmental matters, the protection of the environment, protection of health and safety, including, without limitation, any Release or threatened Release, of any Hazardous

Materials, or otherwise relating to the treatment, storage, disposal, transport or handling of any Hazardous Materials.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Liabilities” shall have the meaning as set forth in Section 4.12.

“Final Governmental Approval” means the final decisions by the MED and/or the OLCC, as applicable, and the Applicable Local Licensing Authority in writing approving the Change of Ownership, and such approvals (a) do not include any responsibility of Acquirer, Parent or Parent’s owners for the actions of Acquired Corporation or Acquired Corporation’s owner with respect to an administrative investigation or administrative disciplinary action by the MED or the OLCC, as applicable, or the Applicable Local Licensing Authority; and (b) do not subject Acquirer, Parent or Parent’s owners to discipline by the MED or the OLCC, as applicable, or the Applicable Local Licensing Authority for the actions of Acquired Corporation or Acquired Corporation’s owner with respect to an administrative investigation or administrative disciplinary action by the MED or the OLCC, as applicable, or the Applicable Local Licensing Authority.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Authorizations” means any authorization, order, permit, approval, grant, license, quota, consent, commitment, right, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decree or demand or the like which may be issued or granted by law or by rule or regulation of any Governmental Authority.

“Hazardous Materials” means any element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance that is defined, determined or identified as hazardous or toxic under any laws or the Release of which is prohibited or restricted under any laws into or onto the environment.

“Interim Period” means the time period from the date of this Agreement through and including the Closing.

“Knowledge” when used in a particular representation or warranty in this Agreement, means the actual knowledge (as opposed to any constructive or imputed knowledge) of a Party or its owners, without inquiry.

“Laws” means all laws, statutes, rules, regulations, ordinances, and other pronouncements having the effect of law of a Governmental Authority, except for any United States federal law, rule or regulation related to marijuana which this Agreement may violate.

“Liability” means any liability, debt, obligation, trade accounts payable, not payable, loss damage, claim, penalty, fine, duty, guarantee, cost, expense or other charge (including costs of investigation and defense and attorneys’ fees, costs and expenses) of any kind or nature, in each case, whether direct or indirect, accrued or unaccrued, known or unknown, liquidated or unliquidated, asserted or unasserted, absolute or contingent, matured or unmatured or disputed or undisputed, including those arising under any Law.

“Leased Premises” means 468 S Federal Blvd., Denver Colorado 80219.

“Licenses” means the following licenses held by Acquired Corporation and any other applicable licenses of Acquired Corporation in the States of Colorado and Oregon:

(a)State of Colorado Retail Marijuana Store License number 402R-00884 and corresponding City and County of Denver Retail Marijuana Store License;

(b)State of Colorado Medical Marijuana Center License number 402-01263 and corresponding City and County of Denver Medical Marijuana Center License;

“Lien” means, with respect to any property, any lien, security interest, mortgage, pledge, hypothecation, pledge, assignment, participation, deposit arrangement, deed of trust, encumbrance, preference, privity right of interest or other security agreement or preferential arrangement of any kind or nature whatsoever, including any conditional sale or other title retention agreement, title defect, right of way, easement, encroachment, and any financing arrangement having substantially the same economic effect as any of the foregoing..

“Loss” means any and all losses, judgments, liabilities, amounts paid in settlement, damages, fines, penalties, deficiencies, losses, and expenses (including interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other Proceedings or of any Claim, default or assessment), but only to the extent the losses (a) are not reasonably expected to be covered by a payment from some third party or by insurance or otherwise recoverable from third parties, and (b) are net of any associated benefits arising in connection with the loss.

“Marijuana Code” means collectively, as applicable, Sections 14 and 16 of Article XVIII of the Colorado Constitution, the Colorado Marijuana Code, §§ 44-10-101, et seq., C.R.S., together with §§475B et. al of the Oregon Revised Statues, as the same may be supplemented or amended from time to time, together with the regulations promulgated thereunder, and all applicable local Laws and regulations thereto promulgated by a Governmental Authority.

“Material Adverse Effect” means any occurrence, condition, change, development, event or effect that has or could reasonably be expected to have a materially adverse effect on the assets, properties, financial condition, or results of operations on a Party, as the context dictates, taken as a whole.

“MED” means the Colorado Marijuana Enforcement Division and/or any other applicable Colorado regulatory authority.

“Member” shall have the meaning as set forth in the Preamble of this Agreement.

“OLCC” means the Oregon Liquor Control Commission.

“Parent” shall have the meaning set forth in the Preamble of this Agreement.

“Parent Financial Statements” shall have the meaning set forth in Section 3.12.

“Parent Material Adverse Effect” means the following events (and no others): (i) a “stop trading” order issued by the OTC in respect of the common stock of Parent; or (ii) commencement of an enforcement action by a Governmental Authority against Parent or issuance of an order enjoining trading of Parent’s common stock.

“Parent Permits” shall have the meaning as set forth in Section 3.11(a).

“Party” shall have the meaning as set forth in the Preamble of this Agreement.

“Permits” means all licenses (including the Licenses), permits, certificates of authority, authorizations, approvals, registrations, franchises, and similar consents granted by a Governmental Authority related to the transactions contemplated by this Agreement.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association, or Governmental Authority.

“Proceeding” means any complaint, lawsuit, action, suit, Claim (including claim of a violation of Law), or other proceeding at law or in equity or order or ruling, in each case by or before any Governmental Authority or arbitral tribunal.

“Purchase Price” means the consideration paid by Acquirer to Acquired Corporation for the Assets, as more particularly described on Exhibit A.

“Recent SEC Report” means Parent’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2020.

“Release” means any release, spill, discharge, emission, leaking, pumping, injection, deposit, disposal, dumping, dispersal, leaching, escaping, emanation, or migration.

“Responding Party” shall have the meaning as set forth in Section 8.3(a).

“S Corp” means a limited liability company or a corporation that has elected to be taxed as an S Corporation under Section 1361 et seq. of the Code.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” shall have the meaning set forth in Section 3.11(a)

“Set-Off Notice” shall have the meaning as set forth in Section 8.1(c)(i)

“SEC” means the United States Securities and Exchange Commission.

“Signing Date” means the date of execution and delivery of this Agreement.

“Tax” or ”Taxes” means any federal, state, provincial, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad-valorem, value added, transfer, stamp, or environmental tax, or any other tax, custom, duty, governmental fee or other like assessment or charge or any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Authority (each a “Tax,” and collectively, “Taxes”).

“Tax Return” means any declaration, report, statement, form, return or other document or information required to be supplied to a Governmental Authority in connection with Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Trees Designee” shall have the meaning as set forth in Section 4.11(a).

1.2.Rules of Construction.

(a)All article, section, subsection, schedules and exhibit references used in this Agreement are to articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified. The exhibits and schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b)If a term is defined as one part of speech (such as a noun), it has a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender include the feminine and neutral genders and vice versa. Words in the plural form include the singular form, and words in the singular form include the plural form. The words “includes” or “including” means “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not any particular section or article in which the words appear and any reference to a Law includes any rules and regulations promulgated thereunder. Currency amounts referenced herein are in U.S. dollars.

(c)Whenever this Agreement refers to a number of days, the number refers to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then the action may be validly taken on or by the next day that is a Business Day.

(d)Each Party and its respective attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement, and any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement will not be applicable to the construction or interpretation of this Agreement.

SECTION II.

ACQUIRED CORPORATION’S REPRESENTATIONS AND WARRANTIES

Acquired Corporation and Member, jointly and severally, covenants, represents, and warrants to Acquirer and Parent that the statements set forth in this Section II are true and correct as of the date hereof and as of the Closing Date:

2.1.Acquired Corporation’s Organization.  Acquired Corporation is a limited liability company duly formed, validly existing and in good standing under each of the Laws of the State of Colorado and has all requisite limited liability company power and authority to conduct its Business as it is now being conducted in accordance with the Laws.

2.2.Authority. Acquired Corporation has all requisite power and authority to execute and deliver this Agreement and each other agreement, document, and instrument related to or contemplated by this Agreement (collectively, the “Transaction Documents”) to which Acquired Corporation is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Subject to approvals required by the Marijuana Code, the execution and delivery of this Agreement and the Transaction Documents to be delivered by Acquired Corporation at the Closing, and the performance by Acquired Corporation of its obligations hereunder and thereunder, have been duly and validly authorized by necessary action. This Agreement has been, and the Transaction Documents to be delivered by Acquired Corporation at the Closing will at the Closing be, duly and validly executed and delivered by Acquired Corporation and constitute (or, in the case of Transaction Documents to be delivered by Acquired Corporation at the Closing, will at the Closing constitute) the legal, valid and binding obligation of Acquired Corporation enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

2.3.No Conflicts; Consents and Approvals. The execution and delivery by Acquired Corporation of this Agreement do not, and the performance by Acquired Corporation of its obligations under this Agreement does not:

(a)violate or result in a breach of its Charter Documents;

(b)violate or result in a default under any material Contract to which Acquired Corporation is a party, except for any violation or default that would not be expected to result in a Material Adverse Effect on Acquired Corporation’s ability to perform its obligations hereunder; or

(c)(i) violate or result in a breach of any Law applicable to Acquired Corporation or (ii) require any consent or approval of any Governmental Authority other than the MED and the OLCC and the Applicable Local Licensing Authority and under any Law applicable to Acquired Corporation.

2.4.Proceedings. Except as disclosed herein, there is no Proceeding pending, or to Acquired Corporation’s Knowledge threatened, against Acquired Corporation (i) before or by any Governmental Authority, which seeks a writ, judgment, order or decree restraining, enjoining, or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement; or (ii) brought by or in respect of any third party.

2.5.Broker. Acquired Corporation does not have any liability or obligation to pay fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Acquired Corporation or any of its Affiliates could become liable or obligated.

2.6.Compliance with Laws and Orders. Acquired Corporation is in compliance with all Laws and orders applicable to it except where any non-compliance would not reasonably be expected to result in a Material Adverse Effect on Acquired Corporation; provided, however, that this Section 2.6 does not address matters relating to Taxes, which are exclusively addressed by Section 2.7 or Permits, which are exclusively addressed by Section 2.8. Acquired Corporation has no Knowledge of any fact, circumstance, or condition which could cause the Assets or the Leased Premises to violate the Marijuana Code concerning required testing or contaminants. Acquired Corporation has no Knowledge of any fact, circumstance, or condition which could cause the Assets or the Leased Premises to violate the Colorado Pesticide Applicator’s Act, C.R.S. §§ 35-10-101, et. seq. or the Oregon State Pesticide Control Act, ORS §§ 634.005 et seq., as may be applicable to each Acquired Corporation.

2.7.Taxes. (a) All Tax Returns that are required to have been filed by Acquired Corporation have been duly and timely filed; (b) all Taxes that are required to have been paid by Acquired Corporation have been duly and timely paid or will be paid in full on or before Closing; (c) all withholding Tax requirements imposed on Acquired Corporation have been satisfied in full or will be satisfied in full in all respects on or before Closing; (d) Acquired Corporation does not have in force any waiver of any statute of limitations with respect to Taxes or any extension of time with respect to a Tax assessment or deficiency; and (e) to the Knowledge of Acquired Corporation and Member, there are no threatened, pending, or active audits or Proceedings involving unpaid Taxes of Acquired Corporation or Member.

2.8.Permits. Acquired Corporation possesses all Permits that are required for the ownership and operation of its Business in the manner in which it is currently owned. All Permits described in this Section 2.8 are in full force and effect, and to the Knowledge of Acquired Corporation, Acquired Corporation is in compliance with each such Permit in all material respects.

2.9.Operating Facility. The licensed business at each Leased Premises is a Retail Marijuana Store, as defined in the Marijuana Code in Colorado, or a marijuana retailer, as defined by the Marijuana Code in Oregon, depending on the state in which the Acquired Corporation operates.

2.10.Acquired Corporation’s Members. Member is the only member of Acquired Corporation.

2.11.Environmental Matters.

(a)Acquired Corporation is in material compliance with all Environmental Laws and any other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such Environmental Laws, insofar as failure to comply with the same could result in any liability affecting, or other reduce the value of the Assets. Acquired Corporation has no Knowledge of any liabilities arising in connection with or in any way relating to the Assets of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law, and has no Knowledge of any facts, events, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any such liability.

(b)There has not been any event, condition, circumstance, activity, practice, incident, action or plan which will interfere with or prevent continued compliance with or which would give rise to any liability under any Environmental Law or give rise to any common law or statutory liability, based on or resulting from Acquired Corporation’s or its agents’ manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, or release into the environment, of any Hazardous Materials, that could result in any liability affecting, or other reduce the value of, the Assets or Business. Acquired Corporation has taken all actions necessary under applicable requirements of Environmental Law to register any products or materials required to be registered by Acquired Corporation (or any of its agents) thereunder. There is no Proceeding, notice or demand letter pending or, to the Knowledge of Acquired Corporation, threatened against Acquired Corporation relating in any way to

Environmental Laws, or notice or demand letter issued, entered, promulgated or approved thereunder. No property now or previously owned, leased or operated by Acquired Corporation, nor any property to which Hazardous Materials located on or resulting from the use of any Asset or the Leased Premises have been transported, is listed or, to Acquired Corporation’s Knowledge, proposed for listing on the National Priorities List promulgated pursuant to CERCLA, on CERCLIS (as defined in CERCLA) or on any similar federal, state, local or foreign list of sites requiring investigation or cleanup.

2.12.Disclosure of Information. Acquired Corporation has had an opportunity to discuss to Acquired Corporation’s satisfaction Parent’s business, management and financial affairs with Parent’s management and has had an opportunity to review Parent’s business. Such discussions, as well as any written information delivered by Acquirer and Parent to Acquired Corporation, were intended to describe the aspects of Parent’s business which Acquirer and Parent believe to be material.  Further, Acquired Corporation acknowledges that it has reviewed Parent’s filings with the SEC, including Forms 10-K, 10-Q and 8-K, and has had the opportunity to ask questions of management of Parent concerning Parent’s business, operations and financial condition.

2.13.Financial Statements.  Acquired Corporation has delivered to Acquirer and Parent the most recent consolidated financial statements of Acquired Corporation as of December 31, 2020 (the “Acquired Corporation Financial Statements”). The Acquired Corporation Financial Statements:

(a)Fairly and accurately present the financial position of Acquired Corporation as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended, and the results of operations, changes in shareholders’ equity, and cash flow of Acquired Corporation as at the dates and as of the periods specified;

(b)do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and

(c)were prepared in accordance with GAAP.

2.14.Undisclosed Liabilities. Except for matters reflected or reserved against in the Acquired Corporation Financial Statements, the Acquired Corporation did not have, as of the date of the Acquired Corporation Financial Statements, nor has incurred since that date, any liabilities of any nature that would be required under GAAP to be reflected on a balance sheet of Acquired Corporation (including the notes thereto), except liabilities or obligations which (i) were incurred in the ordinary course of the Acquired Corporation’s business consistent with past practice or (ii) have not had, and could not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Acquired Corporation.

2.15.Absence of Certain Changes.  Except as set forth in Schedule 2.15, as of the date of this Agreement, since the date of the Acquired Corporation Financial Statements, the Acquired Corporation has conducted its business consistent with past practice; and other than in the ordinary course of business of Acquired Corporation consistent with past practice, with respect to the business of Acquired Corporation, there has not been any:

(a)change, event or development having, or that could be reasonably expected to have a Material Adverse Effect on Acquired Corporation or the financial condition of Acquired Corporation, and Acquired Corporation has no Knowledge of any facts or circumstances that will likely result in or have a Material Adverse Effect on Acquired Corporation or the financial condition of Acquired Corporation;

(b)material change in any method of accounting or accounting practice for the business of Acquired Corporation except as required by GAAP or as disclosed in the notes to the Acquired Corporation Financial Statements;

(c)material change in cash management practices and policies, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(d)transfer, assignment, sale or other disposition of any material assets of Acquired Corporation shown or reflected in the Acquired Corporation Financial Statements, except for the sale of inventory in the ordinary course of business;

(e)cancellation of any material debts or claims or amendment, termination or waiver of any rights which could, individually or in the aggregate, have a Material Adverse Effect on the business of the Acquired Corporation;

(f)material damage, destruction or loss, or any material interruption in use, of any material portion of the assets of Acquired Corporation (whether or not covered by insurance) which could, individually or in the aggregate, have a Material Adverse Effect on the business of Acquired Corporation;

(g)acceleration, termination, material modification to or cancellation of any contract, agreement or permit of Acquired Corporation which could, individually or in the aggregate, have a Material Adverse Effect on the business of Acquired Corporation;

(h)action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, consultant or independent contractor of Acquired Corporation;

(i)any loan to (or forgiveness of any loan to), or entry into any other transaction with, any current or former directors, officers, or employees of Acquired Corporation;

(j)adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy law or consent to the filing of any bankruptcy petition against Acquired Corporation under any similar law; or

(k)contract or agreement entered into pursuant to which Acquired Corporation is obligated to do any of the foregoing.

2.16.Intellectual Property.  Any and all intellectual property owned or leased by Acquired Corporation and/or used in the operation of Business, including without limitation, any trademarks, designs, patents or copyrights (“Intellectual Property”), is free and clear of any and all Liens and Acquired Corporation has such rights of ownership therein, free and clear of all Liens, as are necessary to permit the Acquired Corporation to conduct the Business as presently conducted.  There are no Claims pending, or to the knowledge of Acquired Corporation, threatened, by any Person relating to Acquired Corporation’s use or ownership of any Intellectual Property.  Acquired Corporation is not obligated to pay any royalty or similar fee to any Person in connection with the use of license of any Intellectual Property.

2.17.No Inducement or Reliance; Independent Assessment.  With respect to the Assets and the transactions contemplated by this Agreement and the Transaction Documents, each of Acquired Corporation and Member shall only be entitled to rely on the representations, warranties and statements that are expressly set forth herein (including the Exhibits and Schedules hereto), and (in the absence of fraud) neither Acquired Corporation nor Member will not have any right or remedy arising out of any other representation, warranty or statement.

(Collectively, the covenants, representations, warranties and statements set forth in this Section II are referred to as “Acquired Corporation’s Representations and Warranties”).

SECTION III.

ACQUIRER’S AND PARENT’S REPRESENTATIONS AND WARRANTIES

Except as set forth in the corresponding numbered sections of the Parent Disclosure Schedules, Acquirer and Parent covenant, represent, and warrant to Member and Acquired Corporation that the statements set forth in this SECTION III are true and correct as of the date hereof and as of the Closing Date.

3.1.Organization of Acquirer. Acquirer is Trees Colorado LLC, a limited liability company organized under the laws of Colorado that is a disregarded entity for federal income tax purposes since it is wholly-owned by Standard Cann, Inc. (a wholly-owned subsidiary of Parent), duly formed, validly existing and in good standing under the Laws of the State of Colorado. Acquirer has not conducted any operations prior to the execution of this Agreement and has no material assets or liabilities.

3.2.Authority of Acquirer. Acquirer has all requisite power and authority to execute and deliver this Agreement and the Transaction Documents to be delivered by Acquirer at the

Closing, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Acquirer of this Agreement and the Transaction Documents to be delivered by Acquirer at the Closing, and the performance by Acquirer of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary action. This Agreement has been, and the Transaction Documents to be delivered by Acquirer at the Closing will at the Closing be, duly and validly executed and delivered by Acquirer and constitutes (or, in the case of instruments to be delivered by Acquirer at the Closing, will at the Closing constitute) the legal, valid and binding obligations of Acquirer enforceable against Acquirer in accordance with their terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

3.3.No Conflicts; Consents and Approvals for Acquirer. The execution, delivery and performance by Acquirer of this Agreement and the Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(a)conflict with or result in a violation or breach of, or default under, any provision of the Charter Documents of Acquirer;

(b)conflict with or result in a violation or breach of any provision of any law or governmental order applicable to the Acquirer;

(c)violate or result in a default under any material Contract to which Acquirer is a party, except for any such violation or default that would not reasonably be expected to result in a Material Adverse Effect on Acquirer’s ability to perform its obligations hereunder;

(d)violate or result in a breach of any Law applicable to Acquirer or (ii) require any consent, approval, permit, governmental order, declaration or filing of or with, or notice to, any Governmental Authority (other than the MED, the OLLC. and any Applicable Local Licensing Authority) under any Law applicable to Acquirer; or

(e)result in the creation or imposition of any Lien upon any material assets or properties used by Acquirer in connection with its business.

3.4.Organization of Parent. Parent is a corporation duly formed, validly existing and in good standing under the Laws of the State of Colorado.  Parent has all requisite corporate power and authority to own, operate, or lease the properties and assets now owned, operated, or leased by it and to carry on its business as currently conducted.

3.5.Authority of Parent. Parent has all requisite power and authority to execute and deliver this Agreement and the Transaction Documents to be delivered by Parent at the Closing, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Parent of this Agreement and the Transaction Documents to be delivered by Parent at the Closing, and the performance by Parent of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary action. This Agreement has been, and the Transaction Documents to be delivered by Parent at the Closing will at the Closing be, duly and validly executed and delivered by Parent and constitutes (or, in the case of instruments to be delivered by Parent at the Closing, will at the Closing constitute) the legal, valid and binding obligations of Parent enforceable against Parent in accordance with their terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

3.6.No Conflicts; Consents and Approvals for Parent. The execution, delivery and performance by Parent of this Agreement and the Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(a)conflict with or result in a violation or breach of, or default under, any provision of the Charter Documents of Parent;

(b)conflict with or result in a violation or breach of any provision of any law or governmental order applicable to the Parent;

(c)violate or result in a default under any material Contract to which Parent is a party, except for any such violation or default that would not reasonably be expected to result in a Material Adverse Effect on Parent’s ability to perform its obligations hereunder;

(d)violate or result in a breach of any Law applicable to Parent or (ii) require any consent, approval, permit, governmental order, declaration or filing of or with, or notice to, any Governmental Authority (other than the MED, the OLLC. and any Applicable Local Licensing Authority) under any Law applicable to Parent; or

(e)result in the creation or imposition of any Lien upon any material assets or properties used by Parent in connection with its business.

3.7.Legal Proceedings.

(a)Except as set forth in Schedule 3.7 of the Parent’s Disclosure Schedules, there are no Actions pending or, to Parent’s Knowledge, threated against or by Parent that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred nor do circumstances exist that may give rise or serve as a basis for any such Action.

(b)Except as set forth in Schedule 3.7 of the Parent’s Disclosure Schedules, there are no Actions pending or, to Parent’s Knowledge, threatened against or by the Parent relating to or affecting the business of Parent which could be reasonably expected to have a Material Adverse Effect on Parent or materially interfere with Parent’s ability to consummate the transactions contemplated by this Agreement.

(c)Except as set forth in Schedule 3.7 of the Parent’s Disclosure Schedules, there are no outstanding orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the business of Parent which could be reasonably expected to have a Material Adverse Effect on Parent or materially interfere with Parent’s ability to consummate the transactions contemplated by this Agreement.

3.8.Capitalization.  The capitalization of Parent is as set forth on the Recent SEC Report.  All authorized shares of capital stock of Parent (“Capital Stock”) are duly authorized, validly issued, fully paid and nonassessable. Except as set forth in the Recent SEC Report and this Agreement, there are no voting trusts, proxies, or other commitments, understandings, restrictions, or arrangements with respect to, or in any way effecting the voting or the right to participate in distributions or other earnings on, or registration of, any Capital Stock.

3.9.Compliance with Laws; Permits. Parent holds all permits, licenses, variances, exemptions, orders and approvals of all governmental and regulatory authorities necessary for the lawful conduct of its business (the “Parent Permits”), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which, individually or in the aggregate, are not having and could not be reasonably expected to have a Material Adverse Effect on Parent.  Parent is in compliance with the terms of all Parent Permits, except failures so to comply which, individually or in the aggregate, are not having and could not be reasonably expected to have a Material Adverse Effect on Parent.  Parent is not in violation of or default under any law or order of any governmental or regulatory authority, except for such violations or defaults which, individually or in the aggregate, are not having and could not be reasonably expected to have a Material Adverse Effect on Parent.

3.10.Broker. Parent does not have any liability or obligation to pay fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Acquired Corporation or any of its Affiliates could become liable or obligated.

3.11.SEC Filings; Securities Law Matters.

(a)SEC Filings. Parent has filed with the SEC all reports, schedules, forms, statements, and other documents required to be filed with the SEC since January 1, 2020.  Parent’s SEC filings (including financial statements) comply in all material respect with all applicable laws and stock exchange requirements, and did not, as of the date filed (or, if amended or superseded by a subsequent filing prior to the Closing Date, on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made. There are no outstanding or unresolved comments in comment letters from any governmental authority with respect to any of Parent’s filings and to the Knowledge of Parent, Parent is not subject of an ongoing audit, review, comment or investigation by any securities commission. Except as publicly disclosed, there is not presently any material change, as defined under U.S. securities laws, relating to Parent or any change in any material fact, as defined under U.S. securities laws, relating to any of the Parent’s common stock, which has not been fully disclosed in accordance with the requirements of all laws and regulations in any way related to securities or the issuance or sale thereof (collectively, “Securities Laws”).

(b)Securities Law Matters. The Capital Stock is listed and posted for trading on the OTCQB. Parent is not in default of any material requirements of any Securities Laws or the rules and regulations of the OTCQB.  No delisting, suspension of trading or cease trade or other order or restriction with respect to any securities of Parent is pending, in effect, has been threatened, or is expected to be implemented or undertaken, and Parent is not subject to any formal or informal review, enquiry, investigation or other proceeding relating to any such order or restriction. Parent has timely filed or furnished to any governmental authority all material forms, reports, schedules, statements and other material documents required to be filed under Securities Laws or furnished by Parent with the appropriate governmental authority.

3.12.Financial Statements.  Parent has delivered to Member the Recent SEC Report containing consolidated financial statements of Parent as of December 31, 2020 (the “Parent Financial Statements”). The Parent Financial Statements:

(a)Fairly and accurately present the financial position of Parent as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended, and the results of operations, changes in shareholders’ equity, and cash flow of Parent as at the dates and as of the periods specified;

(b)do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and

(c)were prepared in accordance with GAAP.

3.13.Undisclosed Liabilities. Except for matters reflected or reserved against in the Parent Financial Statements, the Parent did not have, as of the date of the Parent Financial Statements, nor has incurred since that date, any liabilities of any nature that would be required under GAAP to be reflected on a balance sheet of Parent (including the notes thereto), except liabilities or obligations which (i) were incurred in the ordinary course of the Parent’s business consistent with past practice or (ii) have not had, and could not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Parent.

3.14.Absence of Certain Changes.  As of the date of this Agreement, since the date of the Parent Financial Statements, the Parent has conducted its business consistent with past practice; and other than in the ordinary course of business of Parent consistent with past practice, with respect to the business of Parent, there has not been any:

(a)change, event or development having, or that could be reasonably expected to have a Material Adverse Effect on Parent or the financial condition of Parent, and Parent has no Knowledge of any facts or circumstances that will likely result in or have a Material Adverse Effect on Parent or the financial condition of Parent;

(b)material change in any method of accounting or accounting practice for the business of Parent except as required by GAAP or as disclosed in the notes to the Parent Financial Statements;

(c)material change in cash management practices and policies, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(d)transfer, assignment, sale or other disposition of any material assets of Parent shown or reflected in the Parent Financial Statements, except for the sale of inventory in the ordinary course of business;

(e)cancellation of any material debts or claims or amendment, termination or waiver of any rights which could, individually or in the aggregate, have a Material Adverse Effect on the business of the Parent;

(f)material damage, destruction or loss, or any material interruption in use, of any material portion of the assets of Parent (whether or not covered by insurance) which could, individually or in the aggregate, have a Material Adverse Effect on the business of Parent;

(g)acceleration, termination, material modification to or cancellation of any contract, agreement or permit of Parent which could, individually or in the aggregate, have a Material Adverse Effect on the business of Parent;

(h)action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, consultant or independent contractor of Parent;

(i)any loan to (or forgiveness of any loan to), or entry into any other transaction with, any current or former directors, officers, or employees of Parent;

(j)adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy law or consent to the filing of any bankruptcy petition against Parent under any similar law;

(k)contract or agreement entered into pursuant to which Parent is obligated to do any of the foregoing;

(l)breach or violation by Parent of, or default by Parent under, any contract or agreement to which Parent is a party or by which any of its assets or properties are bound, except for breach, violations, and defaults which, individually or in the aggregate, are not having and could not be reasonably expected to have a Material Adverse Effect on Parent.

(m)Notice by a Governmental Authority of alleged violations by Parent of Environmental Laws, or, to the Knowledge of Parent, proposal to include property now owned or previously owned, leased, or operated by Parent on the National Priorities List promulgated pursuant to CERCLA, on CERCLIS (as defined in CERCLA) or on any similar federal, state, local or foreign list of sites requiring investigation or cleanup; or

(n)Actions against Parent, or to the Knowledge of Parent threatened, to be brought or filed, by or with any governmental authority or arbitrator in connection with the employment of any current or former employee, consultant, volunteer, intern, or independent contractor of Parent, except as set forth in Schedule 3.14 of the Parent Disclosure Schedules.

3.15.Taxes.

(a)All Taxes due and owing on or before the Closing Date by or on behalf of Parent (whether or not shown on any Tax Return) have been, or will be, timely paid and all Tax Returns, required to be filed by or on behalf of Parent for any Tax period ending on or before the Closing Date have been, or will be, timely filed;

(b)All Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, member or other party have been or will be timely withheld and paid on or before the Closing Date, and all information reporting and backup withholding provisions of applicable law have been or will be timely complied with on or before the Closing Date;

(c)No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of or with respect to Parent;

(d)All deficiencies asserted, or assessments made, against or with respect to Parent as a result of any examinations by any taxing authority have been fully paid or are being contested in good faith;

(e)Parent (x) is not a party to any Action by any taxing authority, and (y) has no pending or threatened Actions by any taxing authority against it;

(f)there are no Liens for Taxes upon any of Parent’s assets nor, to Parent’s Knowledge, is any taxing authority in the process of imposing any Liens for Taxes on any of the Parent’s assets (other than for current Taxes not yet due and payable);

(g)Parent is not and has not been a party to or a promoter of a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b); and

(h)none of the Parent’s assets is (i) subject to Section 168(g)(1)(A) of the Code, or (ii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

3.16.No Inducement or Reliance; Independent Assessment.  With respect to the Assets and the transactions contemplated by this Agreement and the Transaction Documents, Parent shall only be entitled to rely on the representations, warranties and statements that are expressly set forth herein (including the Exhibits and Schedules hereto), and (in the absence of fraud) Parent will not have any right or remedy arising out of any other representation, warranty or statement.

(Collectively, the covenants, representations, warranties and statements set forth in this SECTION III are referred to as “Acquirer’s and Parent’s Representations and Warranties”).

SECTION IV.

COVENANTS

4.1.Regulatory and Other Approvals. During the Interim Period:

(a)Each Party shall attempt to obtain as promptly as practicable all material consents and approvals that either Party or its respective Affiliates are required to obtain in order to consummate the transactions contemplated hereby; provided that, for purposes of clarification, and notwithstanding anything to the contrary in this Agreement, the obtaining of the consents and approvals will not be a condition to the Closing except to the extent set forth in SECTION V or SECTION VI, as applicable.

(b)The Parties shall cooperate with each other in every way, and each Party, promptly upon the request of the other, shall do such commercially reasonable acts and shall execute and have acknowledged and delivered to the other Party, as may be appropriate, any and all further documents or instruments as may be reasonably requested or in order to consummate the transactions contemplated hereby.  Without limiting the generality of the foregoing, each Party shall (i) make or cause to be made the filings required of the Person or any of its applicable Affiliates under any Laws applicable to it with respect to the transactions contemplated by this Agreement and to pay any fees due of it in connection with the filings, as promptly as is reasonably practicable, provided that, for purposes of clarification, and notwithstanding anything to the contrary in this Agreement, the filings and payments will not be conditions to the Closing except to the extent set forth in SECTION V or SECTION VI,; (ii) use reasonable efforts to cause the expiration of the notice or waiting periods under any Laws applicable to it with respect to the consummation of the transactions contemplated by this Agreement as promptly as is reasonably practicable; (iii) promptly inform the other Party of any communication from or to, and any proposed understanding or agreement with, any Governmental Authority in respect of the filings; (iv) reasonably consult and cooperate with the other Party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and opinions made or submitted by or on behalf of any Party in connection with all meetings, actions or other Proceedings with Governmental Authorities relating to the filings; (v) comply, as promptly as is reasonably practicable, with any requests received by the Party under any Laws for additional information, documents or other materials with respect to the filings, (vi) attempt to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement; and (vii) contest and resist any action or other Proceeding instituted (or threatened in writing to be instituted) by any Governmental Authority challenging the transactions contemplated by this Agreement as violative of any Law.

(c)If a Party (or any of its applicable Affiliates) intends to participate in any meeting with any Governmental Authority with respect to the filings and if permitted by, or acceptable to, the applicable Governmental Authority, it shall give the other Party reasonable prior notice of, but in any event not less than five business days prior to such meeting (unless by the nature of the meeting such notice is impractical) and an opportunity to participate in, the meeting.

(d)In connection with any such filings, Acquirer and Parent shall cooperate in good faith with Governmental Authorities and with Acquired Corporation and undertake promptly any and all action required to lawfully complete the transactions contemplated by this Agreement.

(e)Each Party shall provide prompt notification to the other when it becomes aware that any such consent or approval referred to in this Section 4.1 is obtained, taken, made, given or denied, as applicable.

(f)In furtherance of the foregoing covenants:

(i)

Each Party shall prepare, or cause its Affiliates to prepare, as soon as is practicable following the execution of this Agreement, all necessary filings applicable to it and in connection with the transactions contemplated by this Agreement that may be required under any Laws; provided that, for purposes of clarification, and notwithstanding anything to the contrary in this Agreement, the filings will not be conditions to the Closing except to the extent set forth SECTION V or SECTION VI.

(ii)

Each Party shall promptly furnish the other Party with copies of any notices, correspondence or other written communication received by it from the relevant Governmental Authority, shall promptly make any appropriate or necessary subsequent or supplemental filings required of it, and shall cooperate in the preparation of the filings as is reasonably necessary and appropriate.

(iii)	Each Party shall not, and shall cause its respective Affiliates not to, take any action that could reasonably be expected to adversely affect the approval of any Governmental Authority.
(iv)

Member shall cooperate with Acquirer and Parent to promptly file such disclosures and applications with the MED, the OLCC, or the Applicable Local Licensing Authority, as required by the Marijuana Code or reasonably requested by Acquirer or Parent.

4.2.Access of Acquirer and Parent; Due Diligence. During the Interim Period, Acquired Corporation shall provide Acquirer and Parent with reasonable access, upon reasonable notice and during normal business hours, to the Business and the Leased Premises, subject to the Marijuana

Code. During the Interim Period, each Party shall provide each other Party, upon request, with access to its books and records, standard operating procedures, and with reasonable access to its employees in order to allow for appropriate due diligence.

4.3.Certain Restrictions. During the Interim Period, except as permitted or required by the other terms of this Agreement, or consented to in writing by Acquirer and Parent, Acquired Corporation shall not take any of the following actions:

(a)Sell, lease, transfer, pledge or otherwise dispose of any of the Assets or place any Liens or encumbrances thereon;

(b)Fail to maintain in full force and effect any of the Licenses;

(c)Fail to perform obligations under any Contracts;

(d)Increase the salary or compensation or benefits of any employee or contractor, except in the ordinary course consistent with past practice, and provided Acquired Corporation delivers written notice to Acquirer and Parent of same;

(e)Incur any liabilities of Acquired Corporation other than in the ordinary course of business.

(f)Make capital expenditures in excess of $10,000;

(g)Invest in or make any loans to any person or entity in excess of $10,000;

(h)Dissolve Acquired Corporation or file or declare bankruptcy, insolvency or similar action;

(i)Sell the Business or any Assets outside of the ordinary course of business;

(j)Enter into or materially amend any material Contract, lease or other arrangement; or

(k)Enter into any agreement, commitment or understanding, whether in writing or not, to take any of the above actions.

4.4.Updating. From time to time prior to the Closing, Acquired Corporation may, at its option, supplement or amend and deliver updates to Acquirer and Parent as necessary to complete or correct any information in this Agreement or Acquired Corporation’s representations and warranties; provided that any such supplement, amendment or update may only be made as to circumstances occurring after the date hereof.

4.5.Further Assurances. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at a Party’s request and without further consideration, the other Party shall execute and deliver to the requesting Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as the Party may reasonably request in order to consummate the transactions contemplated by this Agreement.

4.6.Acquirer’s and Parent’s Obligations if No Closing. If the Closing, or in the case of multiple Closings as contemplated in Exhibit A, a single Closing, does not occur by reason of Acquirer’s or Parent’s default for any reason or if Acquirer and Parent terminate this Agreement after Final Governmental Approval, Acquirer and Parent shall cooperate with Acquired

Corporation by executing all documents reasonably necessary to void the Change of Ownership with respect only to those Assets that have not been transferred as a result of such default or termination; it being understood and agreed by the Parties that no such Change of Ownership shall occur for Assets already transferred pursuant to a Closing.

4.7.Application Fees. Acquirer shall pay the change of ownership application fees and prorated annual license renewal fees for all state and local licenses.

4.8.Non-Competition; Non-Solicitation.

(a)The “Restricted Period” begins on the Closing Date and ends on the later of (i) the second anniversary of the Closing Date or (ii) two years following the termination of employment of Member from Acquirer or Parent for any reason.

(b)“Competing Business” means any business, except for the Business explicitly related to the Assets, engaged in the cultivation, manufacture and sale of marijuana or marijuana-related products, and/or dispensaries in respect thereof.

(c)During the Restricted Period, Acquired Corporation and its Affiliates shall not

(i)engage in, invest in, or otherwise participate in, directly or indirectly, any Competing Business unless agreed to in writing by the Parties; or

(ii)employ, retain, engage or solicit the employment or engagement of services of any employee of Acquirer or Parent, the Business or any of Acquirer’s or Parent’s Affiliates on a full- or part-time basis.

(d)During the Restricted Period, Acquired Corporation and its Affiliates shall not solicit customers of the Business in connection with a Competing Business.

(e)Notwithstanding anything to the contrary set forth in this Section 4.8, Acquirer and Parent hereby agree that the covenants set forth in this Section 4.8 shall not be breached (or be deemed breached) by Acquired Corporation or any of its Affiliates as a result of the ownership by Acquired Corporation or any of its Affiliates of less than an aggregate of 5% of any class of stock of a Competing Business provided that such stock is listed on a national securities exchange or is quoted on the OTC Market.

(f)Any violation of this Section 4.8 may result in irreparable injury to Acquirer, Parent and the Business and Acquirer and/or Parent will be entitled to seek an injunction against Acquired Corporation and its Affiliates from any court having jurisdiction over the matter, restraining any further violation of this Section 4.8, which rights shall be cumulative and in addition to any other rights or remedies to which Acquirer or Parent may be entitled. Each of Acquired Corporation and its Affiliates acknowledges that it has carefully read this Agreement and has given careful consideration to the restraints imposed upon Acquired Corporation by this Section 4.8, and is in full accord as to their necessity for the reasonable and proper protection of the legitimate business interests relating to the Business and Acquirer’s and Parent’s business now existing and to be developed in the future. Each of Acquired Corporation and its Affiliates expressly acknowledges and agrees that each and every restraint imposed by this Section 4.8 is reasonable with respect to subject matter, time period and geographical area.

(g)If any covenant set forth in this Section 4.8 is adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant will be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by the applicable Law. The covenants contained in this Section 4.8 and each provision thereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written will not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction will not invalidate or render unenforceable such covenant or provision in any other jurisdiction. To the extent the provisions of this Section 4.8  conflict with the provisions of Section 9.12, the provisions of this Section 4.8 will control.

(h)Acquired Corporation shall cause its Affiliates to comply with the obligations set forth in this Section 4.8.

4.9.Post-Closing Covenants Concerning Disposition of Assets.  Neither Acquirer nor Parent shall sell or otherwise dispose of any Asset, if such sale or disposition would result in the transactions contemplated herein not qualifying as a reorganization under the Section 368 of the Code.

4.10.Non-Assumption of Liabilities.  Upon the sale and purchase of the Assets, neither Acquirer nor Parent shall assume nor agree to pay or discharge when due any debt, obligation, responsibility, claim or liability of Acquired Corporation or Member, whether known or unknown, contingent or absolute, which shall include, but not be limited to: (i) all liabilities, obligations, contracts and commitments arising out of the ownership and operation of the Business; (ii) any obligation or liability related to any present or former officer, director, shareholder, employee or agent of Acquired Corporation or Member or any person or entity controlled or under common control with any such person; (iii) any obligation or liability of any kind arising out of noncompliance with any federal, state or local Laws; (iv) any indebtedness for borrowed money or any guarantee of Acquired Corporation; (v) any amounts due any shareholder of Acquired Corporation or Member or any Affiliate thereof; (vi) any liability relating to pension, profit-sharing, worker’s compensation or other employee benefit plan or policy; (vii) any Taxes; or (viii) any liability resulting from injury to persons or property (collectively, “Excluded Liabilities”).

SECTION V.

ACQUIRER’S CONDITIONS TO CLOSING

The obligation of Acquirer to consummate the Closing with regard to any specific Asset or group of Assets is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by Acquirer in its sole discretion):

5.1.Representations and Warranties.

(a)Acquired Corporation’s Representations and Warranties will be true and correct on and as of the Closing as though made on and as of the Closing (other than those Representations and Warranties that speak to an earlier date); and

(b)in the case of Acquired Corporation’s Representations and Warranties that speak to an earlier date, such Representations and Warranties will be true and correct as of the earlier date.

5.2.Performance. Acquired Corporation has performed and complied in all material respects with the agreements, covenants, and obligations required by this Agreement to be performed or complied with by Acquired Corporation at or before the Closing.

5.3.Acquired Corporation’s Deliverables. Acquired Corporation has delivered to Acquirer at the Closing Acquired Corporation’s Closing Documents.

5.4.Orders and Laws. There is no Law or order (except for any such order issued in connection with a Proceeding instituted by Acquirer or Parent or their respective Affiliates) restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement or the operation of the Business.

5.5.Consents and Approvals. All terminations or expirations of waiting periods imposed by any Governmental Authority with respect to this Agreement have occurred; provided, however, that the absence of any appeals and the expiration of any appeal period with respect to any of the foregoing will not constitute a condition to the Closing hereunder.

5.6.No Material Adverse Effect. No Material Adverse Effect with respect to Acquired Corporation exists or is likely to exist as determined in the reasonable discretion of Acquirer.

5.7.Final Governmental Approval. Final Governmental Approval shall have occurred regarding the Change of Ownership of the Assets proposed for Closing.

5.8.Acquirer’s Diligence. Acquirer and Parent will have conducted any and all due diligence, including without limitation, an appraisal of the Assets, the results of which will be satisfactory to Acquirer, Parent and their respective financing sources in their sole discretion.

5.9.Lease. The landlord for the Leased Premises applicable to the Assets proposed for Closing will have agreed in writing to a new lease for such Leased Premises with Acquirer as tenant, in form and substance acceptable to Acquirer in Acquirer’s sole discretion.

SECTION VI.

ACQUIRED CORPORATION’S CONDITIONS TO CLOSING

The obligation of Acquired Corporation to consummate the Closing is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by Acquired Corporation in its sole discretion):

6.1. Representations and Warranties.

(a)Acquirer’s and Parent’s Representations and Warranties will be true and correct on and as of the Closing as though made on and as of the Closing (other than those Representations and Warranties that speak to an earlier date); and

(b)in the case of those Representations and Warranties that speak as to an earlier date, such Representations and Warranties will be true and correct as of the earlier date.

6.2.Performance. Acquirer and Parent will have performed and complied in all material respects with the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Acquirer and/or Parent at or before the Closing.

6.3.Acquirer’s Deliverables. Acquirer will have delivered to Acquired Corporation the Purchase Price, the Acquirer’s Officer’s Certificate, the Opinion Letter, and resolutions of the Board of Directors of Acquirer authorizing this Agreement and the transactions contemplated hereby.

6.4.No Parent Material Adverse Effect. No Parent Material Adverse Effect exists.

6.5.Orders and Laws. There is no Law or order (except for any such order issued in connection with a Proceeding instituted by Acquired Corporation or its Affiliates) restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement.

6.6.Consents and Approvals. All terminations or expirations of waiting periods imposed by any Governmental Authority with respect to this Agreement will have occurred; provided, however, that the absence of any appeals and the expiration of any appeal period with respect to any of the foregoing will not constitute a condition to the Closing hereunder.

6.7.Final Governmental Approval. Final Governmental Approval shall have occurred.

SECTION VII.

TERMINATION

7.1.Termination. This Agreement may be terminated in one or more of the following ways:

(a)At any time before the Closing, by Acquired Corporation, on the one hand, or Acquirer and Parent, on the other hand, by written notice to the other, if any Law or final order of a Governmental Authority restrains, enjoins or otherwise prohibits or makes illegal the sale of the Assets pursuant to this Agreement.

(b)At any time before the Closing, by Acquirer and Parent, by written notice to Acquired Corporation, if Acquired Corporation has materially breached Acquired Corporation’s Representations and Warranties or obligations under this Agreement and the breach would or does result in the failure of any condition set forth in SECTION VI.

(c)At any time before the Closing, by Acquired Corporation, by written notice to Acquirer and Parent if Acquirer and/or Parent has materially breached Acquirer’s and Parent’s Representations and Warranties or obligations under this Agreement and the breach would or does result in the failure of any condition set forth in SECTION VI.

(d)At any time before the Closing, by Acquirer and Parent, by written notice to Acquired Corporation, if Acquirer and Parent have discovered any fact, circumstance, or condition which would render any of Acquired Corporation’s Representations and Warranties false, or create a Material Adverse Effect upon any of the Assets, in Acquirer’s and Parent’s reasonable discretion.

(e)At any time before Closing, by Acquired Corporation, by written notice to Acquirer and Parent, if Acquired Corporation has discovered any fact, circumstance, or condition which would render any of Acquirer’s and Parent’s Representations and Warranties false, or create an Acquirer Material Adverse Effect, in Acquired Corporation’s reasonable discretion.

7.2.Effect of Valid Termination. If this Agreement is validly terminated pursuant to this Section 7.2, there will be no liability or obligation hereunder on the part of either Party or any of their respective Affiliates, except for

(a)obligations of confidentiality and non-use with respect to the other Party’s confidential information, and

(b)Liabilities relating to any breach by any Party of any representation, warranty, covenant or agreement set forth herein.  Notwithstanding the foregoing, Section I, Section VIII, and Section IX will survive any such termination.

SECTION VIII.

LIMITATIONS ON LIABILITY, THIRD-PARTY CLAIMS, AND ARBITRATION

8.1.Indemnity. From and after the Closing:

(a)Acquired Corporation and Member shall, jointly and severally, indemnify, defend, and hold harmless Acquirer and Parent from and against all Losses incurred or suffered by Acquirer and/or Parent resulting from:

(i)any breach as of the Closing (as though made on and as of the Closing except to the extent a representation or warranty is expressly made as of an earlier date, in which case only as of the earlier date) of Acquired Corporation’s Representations and Warranties; and

(ii)any breach of any covenant or agreement of Acquired Corporation contained in this Agreement.

(iii)any Tax liability whatsoever of Acquired Corporation or any Affiliates.

(iv)any Excluded Liabilities.

(b)Acquirer and Parent shall, jointly and severally, indemnify, defend, and hold Acquired Corporation and Member harmless from and against all Losses incurred or suffered by Acquired Corporation or Member resulting from:

(i)any breach as of the Closing (as though made on and as of the Closing Date except to the extent a representation or warranty is expressly made as of an earlier date, in which case only as of the earlier date) of Acquirer’s and Parent’s Representations and Warranties; and

(ii)any breach of any covenant or agreement of Acquirer and/or Parent contained in this Agreement.

(c)If Acquirer and/or Parent suffers any Loss, for which Acquired Corporation and Member are obligated to indemnify Acquirer and Parent pursuant to Section 8.1(a)

above, Acquirer and Parent may, at their sole option, either (i) set-off any and all such Losses against any cash consideration then owed to Acquired Corporation pursuant to Section 1.2(b) of Exhibit A; or (ii) redeem certain Parent Shares from Acquired Corporation or Member, as follows:

(i)Acquirer and Parent will deliver written notice (“Set-Off Notice”) to Acquired Corporation and Member of (a) the nature of; (b) the amount of; (c) the date of the Loss for which Acquirer and Parent are entitled to indemnification, along with the amount to be set off, or alternatively, the number of Parent Shares required to compensate Acquirer and Parent for such Loss, calculated at the average daily price for Parent’s common stock on the date of the Loss identified in such the Set-Off Notice (the “Redemption Shares”).

(ii)Acquired Corporation and Member shall have a period of fifteen (15) calendar days from the date of the Set-Off Notice to dispute any matter contained in the Set-Off Notice (“Dispute Period”), by delivering written notice to Acquirer and Parent stating the nature of its dispute before the expiration of the Dispute Period (“Dispute Notice”).  In such event, the Parties shall covenant and agree to use their respective commercially reasonable efforts to resolve such dispute as soon as reasonably practicable, but in no event later than 30 days from the date of the Dispute Notice.

(iii)If Acquired Corporation and/or Member does not deliver a Dispute Notice, Acquirer and Parent shall have the right to proceed with the cash set-off or redemption as set forth in subparagraph (iv) below upon the expiration of the Dispute Period; alternatively, in the event Acquired Corporation and/or Member delivers a Dispute Notice and the Parties are unable to agree on a resolution within the aforementioned 30-day period, Acquirer and Parent shall have the right to proceed with the cash set-off or redemption as set forth in subparagraph (iv) below upon the expiration of such 30-day period.

(iv)Subject to subparagraphs (i) – (iii) above, Acquirer and Parent shall be entitled to effectuate the cash set-off or, in the event Parent elects to redeem shares, Parent shall redeem the Redemption Shares, and Acquired Corporation and Member shall allow Parent to redeem such Redemption Shares, for the aggregate price of one dollar.

8.2.Limitations of Liability. Notwithstanding anything in this Agreement to the contrary:

(a)Acquired Corporation’s Representations and Warranties and Acquirer’s and Parent’s Representations and Warranties will survive the Closing for so long as the appropriate statute of limitations in respect thereof is applicable.

(b)Acquirer and Parent shall give written notice to Acquired Corporation and Member within a reasonable period of time after becoming aware of any breach by Acquired Corporation of any representation or warranty, covenant, agreement, or obligation in this Agreement, but in any event no later than 30 days after becoming aware of such breach.

(c)Acquired Corporation shall give written notice to Acquirer and Parent within a reasonable period of time after becoming aware of any breach by Acquirer and/or of any representation or warranty, covenant, agreement or obligation in this Agreement, but in any event no later than 30 days after becoming aware of such breach.

(d)the Parties have a duty to reasonably mitigate any Loss in connection with this Agreement.

(e)Acquired Corporation’s and Member’s liability with respect to Section 8.1 is limited to Losses incurred or suffered by Acquirer and/or Parent in an amount not to exceed the Purchase Price; provided, however, that with respect to breaches by Acquired Corporation of Sections 2.5 (Broker), Section 2.7 (Taxes) or Section 2.11 (Environmental Matters), Acquired Corporation’s liability in respect thereof shall be unlimited.

(f)Acquirer’s and Parent’s aggregate liability with respect to Section 8.1 is limited to Losses incurred or suffered by Acquired Corporation in an amount not exceeding the Purchase Price.

8.3.Procedure with Respect to Third-Party Claims.

(a)If a Party is threatened with or becomes subject to a third party Claim, and such Party (the “Claiming Party”) believes it has a claim entitled to indemnification from the other Party (the “Responding Party”) as provided in Section 8.1 as a result, then the Claiming Party shall notify the Responding Party in writing of the basis for the Claim setting forth the nature of the Claim in reasonable detail. The failure of the Claiming Party to so notify the Responding Party will not relieve the Responding Party of liability hereunder except to the extent that the defense of the Claim is prejudiced by the failure to give the notice.

(b)If any Proceeding is brought by a third party against a Claiming Party and the Claiming Party gives notice to the Responding Party pursuant to this Section 8.3(a), the Responding Party may participate in the Proceeding and, to the extent that it wishes, to assume the defense of the Proceeding, if (i) the Responding Party provides written notice to the Claiming Party that the Responding Party intends to undertake the defense, (ii) the Responding Party conducts the defense of the third-party Claim actively and diligently with counsel reasonably satisfactory to the Claiming Party, and (iii) if the Responding Party is a party to the Proceeding, the Responding Party or the Claiming Party has not determined in good faith that joint representation would be inappropriate because of a conflict of interest. The Claiming Party may, in its sole discretion, employ separate counsel (who may be selected by the Claiming Party in its sole discretion) in any such action and to participate in the defense thereof, and the Claiming Party shall pay the fees and expenses of its counsel. The Claiming Party shall cooperate with the Responding Party and its counsel in the defense or compromise of the Claim. If the Responding Party assumes the defense of a Proceeding, no compromise or settlement of the Claims may be effected by the Responding Party without the Claiming Party’s consent unless (x) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no effect on any other

Claims that may be made against the Claiming Party, and (y) the sole relief provided is monetary damages that the Responding Party pays in full.

(c)If notice is given to the Responding Party of the commencement of any third-party Proceeding and the Responding Party does not, within 14 days after the Claiming Party’s notice is given pursuant to this Section 8.3(a), give notice to the Claiming Party of its election to assume the defense of the Proceeding, any of the conditions set forth in clauses (i) through (iii) of Section 8.3(b) above become unsatisfied or a Claiming Party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it other than as a result of monetary damages for which it would be entitled to indemnification from the Responding Party under this Agreement, then the Claiming Party may (upon notice to the Responding Party) undertake the defense, compromise or settlement of the Claim; provided, however, that the Responding Party shall reimburse the Claiming Party for the Losses associated with defending against the third-party Claim (including reasonable attorneys’ fees and expenses) and will remain otherwise responsible for any liability with respect to amounts arising from or related to the third-party Claim, in both cases to the extent it is ultimately determined that the Responding Party is liable with respect to the third-party Claim for a breach under this Agreement. The Responding Party may elect to participate in the Proceedings, negotiations or defense at any time at its own expense.

8.4.Mandatory Binding Arbitration.

(a)Except for Claims arising under Section 4.8 or Section 9.11, any dispute, Claim, interpretation, controversy, or issues of public policy arising out of or relating to this Agreement, including the determination of the scope or applicability of this Section 8.4, will be determined exclusively by arbitration held in Denver, Colorado, and will be governed exclusively by the Colorado Revised Arbitration Act, §§ 13-22-201, et seq., C.R.S. (the “CRAA”).

(b)The arbitrator will be selected from the roster of arbitrators at Judicial Arbiter Group, Inc. in Denver, Colorado (“JAG”), unless the Parties agree otherwise. If the Parties do not agree on the selection of a single arbitrator within ten days after a demand for arbitration is made, then the arbitrator will be selected by JAG from among its available professionals. Arbitration of all disputes and the outcome of the arbitration will remain confidential between the Parties except as necessary to obtain a court judgment on the award or other relief or to engage in collection of the judgment.

(c)The Parties irrevocably submit to the exclusive jurisdiction of the state courts located in Denver, Colorado, with respect to this Section 8.4 to compel arbitration, to confirm an arbitration award or order, or to handle court functions permitted under the CRAA. The Parties irrevocably waive defense of an inconvenient forum to the maintenance of any such action or other proceeding. The Parties may seek recognition and enforcement of any Colorado state court judgment confirming an arbitration award or order in any United States state court or any court outside the United States or its territories having jurisdiction with respect to recognition or enforcement of such judgment.

(d)The Parties waive (i) any right of removal to the United States federal courts and (ii) any right in the United States federal courts to compel arbitration, to confirm any arbitration award or order, or to seek any aid or assistance of any kind.

SECTION IX.

MISCELLANEOUS

9.1.No Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.

9.2.Entire Agreement. This Agreement supersedes all prior discussions and agreements between the Parties and/or their Affiliates with respect to the subject matter hereof and contains the sole and entire agreement between the Parties and their Affiliates with respect to the subject matter hereof.

9.3.Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver will be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving the term or condition. No waiver by a Party of any term or condition of this Agreement, in any one or more instances, will be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law, are cumulative and not alternative.

9.4.Succession and Assignment. This Agreement is binding upon and will inure to the benefit of the Parties and their successors and assigns. Acquirer and Parent may assign their rights, interests and obligations hereunder. Acquired Corporation may not assign this Agreement or any of its rights, interests, or obligations hereunder.

9.5.Counterparts; Electronic or Fax Signatures. This Agreement may be executed in counterparts, each of which will be an original and all of which, when taken together, will constitute one instrument notwithstanding that all parties have not executed the same counterpart. Signatures that are transmitted electronically or by fax will be effective as originals.

9.6.Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not modify, define, or limit any of its terms or provisions.

9.7.Notices. Any notice, request, demand, Claim, or other communication hereunder will be in writing and will be deemed delivered: (a) three Business Days after it is sent by U.S. mail, certified mail, return receipt requested, postage prepaid; or (b) one Business Day after it is sent via a reputable nationwide overnight courier or sent via email, in each of the foregoing cases to the intended recipient as set forth below:

If to Acquirer or Parent:	Trees Corporation 1901 S Navajo St. Denver, CO 80223 Attn: David R. Fishkin dfishkin@treescann.com

With a copy to:	Hassan Cables 1035 Pearl Street, Suite 200 Boulder, CO 80302 Attn: David Wunderlich david@hassancables.com

If to Acquired Corporation or Member:	Timothy Brown 1901 S Navajo St. Denver, CO 80223 Email: tim@trees.menu

Any Party may give any notice, request, demand, Claim, or other communication hereunder by personal delivery, electronically, or fax, but no such notice, request, demand, Claim, or other communication will be deemed to have been duly given unless and until it is actually received by the Party for whom it is intended. A Party may change the address to which notices, requests, demands, Claims, and other communications hereunder are to be delivered by giving notice to the other Party in the manner herein set forth.

9.8.Governing Law. This Agreement is governed by and construed and enforced in accordance with the Laws of the State of Colorado, without giving effect to any conflict or choice of law provision that would result in imposition of another state’s Law. THE PARTIES ACKNOWLEDGE THAT (A) COLORADO HAS PASSED AMENDMENTS TO THE COLORADO CONSTITUTION AND ENACTED CERTAIN LEGISLATION TO GOVERN THE MARIJUANA INDUSTRY AND (B) THE POSSESSION, SALE, MANUFACTURE, AND CULTIVATION OF MARIJUANA IS ILLEGAL UNDER FEDERAL LAW. THE PARTIES WAIVE ANY DEFENSES BASED UPON INVALIDITY OF CONTRACTS FOR PUBLIC POLICY REASONS AND/OR THE SUBSTANCE OF THE CONTRACT VIOLATING FEDERAL LAW.

9.9.Waiver of Right to Trial by Jury. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BYLAW TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND WITH RESPECT TO ANY COUNTERCLAIM THEREIN.

9.10.Attorneys’ Fees. If either Party brings a Proceeding to enforce the provisions of this Agreement, the substantially prevailing Party will be entitled to recover its reasonable attorneys’ fees and expenses incurred in such action from the non-prevailing Party as determined by the arbitrator or a court of law.

9.11.Specific Performance. The Parties acknowledge the rights of each Party to consummate the transactions contemplated hereby (including the satisfaction of any condition to the Closing) are special, unique, and of extraordinary character, and if either Party violates or fails or refuses to perform any covenant or agreement made by it herein, the other Party may be without an adequate remedy at law. If either Party violates or fails or refuses to perform any covenant or agreement made by them herein, the other Party may (at any time prior to the earlier of a) valid termination of this Agreement pursuant to Section VII and b) the Closing), subject to the terms hereof, institute and prosecute an action to enforce specific performance of the covenant or agreement. The Parties irrevocably submit to the exclusive jurisdiction of the state courts located in Denver, Colorado, with respect to this Section 9.11. The Parties irrevocably waive defense of an inconvenient forum to the maintenance of any such action or other proceeding with respect to this Section 9.11.

9.12.Invalid Provisions. If a dispute between the Parties arises out of this Agreement or the subject matter of this Agreement, the Parties would want a court or arbitrator to interpret this Agreement as follows:

(a)With respect to any provision held to be unenforceable, by modifying that provision to the minimum extent necessary to make it enforceable or, if that modification is not permitted by law or public policy, by disregarding the provision;

(b)if an unenforceable provision is modified or disregarded in accordance with this Section 9.12, by holding the rest of the Agreement will remain in effect as written;

(c)by holding that any unenforceable provision will remain as written in any circumstances other than those in which the provision is held to be unenforceable; and

(d)if modifying or disregarding the unenforceable provision would result in a failure of an essential purpose of this Agreement, by holding the entire Agreement unenforceable.

Upon the determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

9.13.Expenses. Except as otherwise provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party shall pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby.

9.14.Amendments. The Parties may amend any provision of this Agreement only by a written instrument signed by the Parties.

9.15.Confidentiality and Publicity. This Agreement is confidential and will not be disclosed to any third party (other than the Parties’ Affiliates, attorneys, accountants, auditors, or other advisors, or Governmental Authorities) except as required for Tax purposes or as required by Law. A Party receiving a request for this Agreement shall promptly notify the other Party to afford it the opportunity to object or seek a protective order regarding this Agreement or information contained herein. Acquired Corporation may issue a press release or public announcement, and make any required public filings, concerning any of the transactions contemplated by this Agreement.

9.16.Advice of Counsel. Each Party has had the opportunity to seek the advice of independent legal counsel and has read and understood each of the terms and provisions of this Agreement.

9.17.Incorporation of Recitals.  The Recitals to this Agreement are true and accurate and are incorporated into, and shall constitute a part of, this Agreement.

9.18.MED/OLCC Reformation. This Agreement and the transactions contemplated hereby are subject to review by the MED, the OLCC and any Applicable Local Licensing Authority. If the MED, the OLCC or an Applicable Local Licensing Authority determines that this Agreement must be reformed, the Parties shall negotiate in good faith to so reform this Agreement according to such Governmental Authority’s requirements while effectuating the original intent of this Agreement as near as possible.

9.18FEDERAL CANNABIS LAWS.  THIS AGREEMENT IS SUBJECT TO STRICT REQUIREMENTS FOR ONGOING REGULATORY COMPLIANCE BY THE PARTIES HERETO, INCLUDING, WITHOUT LIMITATION, REQUIREMENTS THAT THE PARTIES TAKE NO ACTION IN VIOLATION OF LOCAL OR STATE LAW REGARDING THE REGULATION OR ENFORCEMENT OF STATE-COMPLIANT CANNABIS OPERATIONS (TOGETHER WITH ALL RELATED RULES AND REGULATIONS THEREUNDER, AND ANY SUCCESSOR, THE “ACT”) OR THE GUIDANCE OR INSTRUCTION OF ANY APPLICABLE STATE REGULATORY BODY (INCLUDING ANY SUCCESSOR OR REGULATORY BODY WITH OVERLAPPING JURISDICTION, THE “REGULATOR”).

THE PARTIES HERETO AGREE AND ACKNOWLEDGE THAT NO PARTY MAKES, WILL MAKE, OR SHALL BE DEEMED TO MAKE OR HAVE MADE ANY REPRESENTATION OR WARRANTY OF ANY KIND REGARDING THE COMPLIANCE OF THIS AGREEMENT WITH ANY FEDERAL CANNABIS LAWS.  NO PARTY HERETO SHALL HAVE ANY RIGHT OF RESCISSION OR AMENDMENT ARISING OUT OF OR RELATING TO ANY NON-COMPLIANCE WITH FEDERAL CANNABIS LAWS UNLESS SUCH NON-COMPLIANCE ALSO CONSTITUTES A VIOLATION OF APPLICABLE STATE LAW AS DETERMINED IN ACCORDANCE WITH THE ACT OR BY THE REGULATOR, AND NO PARTY SHALL SEEK TO ENFORCE THE PROVISIONS HEREOF IN FEDERAL COURT UNLESS AND UNTIL THE PARTIES HAVE REASONABLY DETERMINED THAT THE ACT IS FULLY COMPLIANT WITH FEDERAL CANNABIS LAWS.  AS USED HEREIN, “FEDERAL CANNABIS LAWS” MEANS ANY U.S. FEDERAL LAWS, CIVIL, CRIMINAL OR OTHERWISE, AS SUCH RELATE, EITHER DIRECTLY OR INDIRECTLY, TO THE CULTIVATION, HARVESTING, PRODUCTION, DISTRIBUTION, SALE AND POSSESSION OF CANNABIS, MARIJUANA OR RELATED SUBSTANCES OR PRODUCTS CONTAINING OR RELATING TO THE SAME, INCLUDING, WITHOUT LIMITATION, THE PROHIBITION ON DRUG TRAFFICKING UNDER 21 U.S.C. § 841(A), ET SEQ., THE CONSPIRACY STATUTE UNDER 18 U.S.C. § 846, THE BAR AGAINST AIDING AND ABETTING THE CONDUCT OF AN OFFENSE UNDER 18 U.S.C. § 2, THE BAR AGAINST MISPRISION OF A FELONY (CONCEALING ANOTHER’S FELONIOUS CONDUCT) UNDER 18 U.S.C. § 4, THE BAR AGAINST BEING AN ACCESSORY AFTER THE FACT TO CRIMINAL CONDUCT UNDER 18 U.S.C. § 3, AND FEDERAL MONEY LAUNDERING

STATUTES UNDER 18 U.S.C. §§ 1956, 1957, AND 1960 AND THE REGULATIONS AND RULES PROMULGATED UNDER ANY OF THE FOREGOING.

THE PARTIES ACKNOWLEDGE AND UNDERSTAND THAT THE ACT AND/OR THE REQUIREMENTS OF THE REGULATOR ARE SUBJECT TO CHANGE AND ARE EVOLVING AS THE MARKETPLACE FOR STATE-COMPLIANT CANNABIS BUSINESSES CONTINUES TO EVOLVE. IF NECESSARY OR DESIRABLE TO COMPLY WITH THE REQUIREMENTS OF THE ACT AND/OR THE REGULATOR, THE PARTIES HEREBY AGREE TO (AND TO CAUSE THEIR RESPECTIVE AFFILIATES AND RELATED PARTIES AND REPRESENTATIVES TO) USE THEIR RESPECTIVE COMMERCIALLY REASONABLE EFFORTS TO TAKE ALL ACTIONS REASONABLY REQUESTED TO ENSURE COMPLIANCE WITH THE ACT AND/OR THE REGULATOR, INCLUDING, WITHOUT LIMITATION, NEGOTIATING IN GOOD FAITH TO AMEND, RESTATE, AMEND AND RESTATE, SUPPLEMENT, OR OTHERWISE MODIFY THIS AGREEMENT TO REFLECT TERMS THAT MOST CLOSELY APPROXIMATE THE PARTIES’ ORIGINAL INTENTIONS BUT ARE RESPONSIVE TO AND COMPLIANT WITH THE REQUIREMENTS OF THE ACT AND/OR THE REGULATOR.  IN FURTHERANCE, NOT LIMITATION OF THE FOREGOING, THE PARTIES FURTHER AGREE TO COOPERATE WITH THE REGULATOR TO PROMPTLY RESPOND TO ANY INFORMATIONAL REQUESTS, SUPPLEMENTAL DISCLOSURE REQUIREMENTS, OR OTHER CORRESPONDENCE FROM THE REGULATOR AND, TO THE EXTENT PERMITTED BY THE REGULATOR, KEEP ALL OTHER PARTIES HERETO FULLY AND PROMPTLY INFORMED AS TO ANY SUCH REQUESTS, REQUIREMENTS, OR CORRESPONDENCE.

[Signature page follows immediately]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Parties as of the date first above written.

TREES CORPORATION

By:

	Name:	Adam Hershey
	Title:	Interim Chief Executive Officer

TREES COLORADO LLC		STATION 2 LLC
By:		By:

	Name:	Adam Hershey	Name:	Timothy Brown
	Title:	Interim Chief Executive Officer	Title:	Managing Member

TIMOTHY BROWN

EXHIBIT A

CASH CONSIDERATION

1.1	The Purchase Price is an amount equal to $641,454.27, payable as follows:
a.	Cash at Closing of $256,581.71; and
b.	An amount equal to $16,036.36 per month for each of the twenty-four (24) months commencing on the first full calendar month following the Closing, for a total of $384,872.56.

CLOSING

2.1

At the Closing, Acquired Corporation will retain any uncollected accounts receivable and all cash and funds in depository accounts. Acquired Corporation will be responsible for satisfying all accounts payable after the Closing Date.  Acquired Corporation shall take any and all actions necessary or appropriate to transfer to, and vest control in all such accounts with, Acquirer.

2.2

The closing for the purchase and sale of the Assets (the “Closing”) will be held within five Business Days of Final Governmental Approval of all Changes of Ownership contemplated under this Agreement, except as provided in Section 2.2 (the “Closing Date”). The Closing will be at a time and place agreed to by the Parties unless the Parties agree that the Closing need not occur at a specific location.

2.3

If Final Governmental Approval is granted by MED or OLCC as to any particular Asset before Final Governmental Approval is granted as to the remaining Assets, the Parties may effectuate multiple Closings, each of which shall transfer only those Assets for which Final Governmental Approval has been so granted, and upon each such Closing, Purchase Price shall be paid by Acquirer only in respect of such Assets (in accordance with the allocation schedule set forth above) for which Final Governmental Approval has been granted. The Parties may, by mutual agreement, schedule or postpone the Closing Date or any particular Closing in order to effect all the Closings simultaneously, to the extent permissible by the Marijuana Code.

EXHIBIT B

ASSETS

Substantially all of the assets of each Acquired Corporation, including without limitation:

●	All Licenses.
●	All stores/dispensaries.
●	Any machinery and equipment.
●	All right, title and interest in and to, and/or assignment of, any contracts to which Acquired Corporation or any affiliate is party thereto.
●	Any and all leasehold interests and real property interests.
●	Any and all inventory.
●	Any and all furniture, fixtures, business personal property of any kind, nature, character, or description, operated, owned, or leased by Acquired Corporation at the Leased Premises.
●	Any and all intellectual property owned by Acquired Corporation, including the following:
o	TREES
o	Any other trademarks or intellectual property relating to TREES